The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054

Contacts:

Media
Meg Langan
Vice President
(973) 290-6319
margaret.langan@themedco.com

Investor Relations
Krishna Gorti, M.D.
Vice President, Investor Relations
(973) 290-6122
krishna.gorti@themedco.com

FOR IMMEDIATE RELEASE
The Medicines Company names Dr. Fred Eshelman as Executive Chairman; appoints Geno Germano to its Board of Directors
PARSIPPANY, N.J. – November 15, 2017 – The Medicines Company (NASDAQ: MDCO) today announced that its Board of Directors has appointed Fredric N. Eshelman, PharmD., the Company’s current Chairman of the Board, to the newly created position of Executive Chairman, and Geno Germano, a pharmaceutical industry executive with over 30 years of leadership experience, as a new, independent Director of the Company. These appointments are effective immediately.

Dr. Eshelman has served as a Director and non-executive Chairman of the Board of The Medicines Company since August 2015. In his new role as Executive Chairman, Dr. Eshelman will continue to work with Chief Executive Officer, Clive Meanwell, M.D., Ph.D., and senior management of the Company, to shape and execute the Company’s strategy and direction, as well as other key business initiatives, subject in all cases to the direction of the Board of Directors. Dr. Meanwell will continue to serve as a Director of the Company. Dr. Meanwell will report to Dr. Eshelman, who will continue to serve as a Director and as the Chairman of the Board of the Company.

“This is an important time in The Medicines Company’s history and I’m excited to have the opportunity to help drive the Company’s strategic direction and performance,” said Dr. Eshelman. “I look forward to working closely with Clive to execute on the Company’s strategy, while focusing on opportunities to accelerate shareholder value.”

The Medicines Company

Dr. Meanwell added, “We have executed a thoughtful and focused strategy designed to position the Company to realize substantial value. Fred and Geno are extremely capable executives who have long track records of delivering value creation and I’m very pleased to have the opportunity to work for and with them and the entire Board.”

Mr. Germano was, most recently, President of Intrexon Corporation, a leader in synthetic biology, from June 1, 2016 to March 2017. He previously held the position of Group President of the Global Innovative Pharma Business of Pfizer, Inc., where he led a growing global $14 billion business with market-leading medicines and an extensive portfolio of late-stage development candidates in several therapeutic areas, including cardiovascular, metabolic disease, neuroscience, inflammation, immunology, and rare diseases. Mr. Germano was also Co-Chair of Pfizer’s Portfolio Strategy and Investment Committee and, prior to that, President and General Manager of Pfizer’s Specialty Care and Oncology business units. Prior to joining Pfizer, Mr. Germano held numerous executive and leadership roles at Wyeth Pharmaceuticals, including President of Wyeth U.S., where he was responsible for the delivery of operational results across four business units, as well as President of its Global Pharmaceutical and Women’s Healthcare Business. Mr. Germano is a director of Bioverativ Inc. and Sage Therapeutics.

“Geno’s more than three decades of experience in leading global biopharmaceutical businesses and, in particular, his deep knowledge of the cholesterol lowering market gained during his tenure as Group President of Pfizer’s Global Innovative Pharma Business, perfectly aligns with The Medicines Company’s go-forward, key operating imperatives,” said Dr. Eshelman. “I and the rest of the Board welcome Geno’s insights and look forward to working with him.”

Upon Dr. Eshelman’s appointment as Executive Chairman, he resigned his position as a member of the Audit Committee. In his new role, Dr. Eshelman will receive no compensation in excess of the compensation he currently receives in his capacity as a Director and the Chairman of the Board of the Company.

About The Medicines Company
The Medicines Company is a biopharmaceutical company driven by an overriding purpose – to save lives, alleviate suffering and contribute to the economics of healthcare. The Company’s mission is to create transformational solutions to address the most pressing healthcare needs facing patients, physicians and providers in serious infectious disease care and cardiovascular care. The Company is headquartered in Parsippany, New Jersey, with a global innovation center in California.